THE PERKIN-ELMER CORPORATION
                           COMPUTATION OF NET INCOME(LOSS) PER SHARE
                    (Dollar amounts in thousands, except per share amounts)
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                                      1994      1993      1992      1991      1990

Weighted average number of
common shares                        43,857    43,780    43,526    42,091    49,705

Common stock equivalents-
stock options                           816     1,173     1,169         -       130

Weighted average number of
common shares used in
calculating primary
earnings per share                   44,673    44,953    44,695    42,091    49,835

Additional dilutive stock
options under paragraph #42
APB #15                                 172        97       280         -         -

Shares used in calculating
fully diluted earnings
per share                            44,845    45,050    44,975    42,091    49,835

Calculation of primary and
fully diluted earnings per
share:

PRIMARY AND FULLY DILUTED:
Income (loss) from
continuing operations            $   73,978 $  24,444  $ 24,296 $ (16,384) $ 27,697


Income (loss) from
discontinued operations             (22,851)    1,714    10,941    (2,020)   20,913

Income (loss) before cumulative
effect of changes in
accounting principles                51,127    26,158    35,237   (18,404)   48,610

Cumulative effect on prior years
of changes in accounting principles       -   (83,098)        -         -         -

Net income (loss) used in the
calculations of primary and
fully diluted earnings per share $   51,127 $ (56,940) $ 35,237 $ (18,404) $ 48,610

PRIMARY:
Per share amounts:

Income (loss)
from continuing operations       $     1.66 $     .54  $    .54  $   (.39) $    .56

Income (loss)
from discontinued operations           (.52)      .04       .25      (.05)      .42

Income (loss) before
cumulative effect of changes
in accounting principles               1.14       .58       .79      (.44)      .98

Loss from cumulative effect on
prior years of changes in
accounting principles                    -      (1.85)        -         -         -

Net income (loss)                $     1.14 $   (1.27) $    .79  $   (.44) $    .98

FULLY DILUTED:
Per share amounts:

Income (loss)
from continuing operations       $     1.65  $    .54  $    .54  $   (.39) $    .56

Income (loss)
from discontinued operations           (.51)      .04       .24      (.05)      .42

Income (loss) before
cumulative effect of changes
in accounting principles               1.14       .58       .78      (.44)      .98

Loss from cumulative effect on
prior years of changes in
accounting principles                    -      (1.84)        -         -         -

Net income (loss)                $     1.14 $   (1.26) $    .78  $  ( .44) $    .98


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                                   EXHIBIT 11

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